Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Proxy Statement of Archimedes Tech SPAC Partners Co. (the “Company”) on Form S-4 of our report dated January 10, 2022, with respect to our audit of the Company’s financial statements as of December 31, 2020 and for the period September 15, 2020 (inception) through December 31, 2020, which appears in this Proxy Statement on Form S-4. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

January 10, 2022